Exhibit 10.5

TRANSITION AGREEMENT

THIS TRANSITION AGREEMENT (this “Agreement”), is made and entered into as of the 15th day of May, 2012, by and between CBRE, INC. and CBRE GROUP, INC. (collectively, the “Company”), and BRETT WHITE (“Executive”).

W I T N E S S E T H:

WHEREAS, the Company currently employs Executive as its Chief Executive Officer, and Executive currently serves as a member of the Company’s Board of Directors (the “Board of Directors”);

WHEREAS, Executive wishes to resign from the position of Chief Executive Officer on December 31, 2012 (the “Effective Date”) and the Board of Directors has indicated that it will accept such resignation on such date; and

WHEREAS, Executive and the Company deem it to be in their respective best interests to enter into this Agreement upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein, it is hereby agreed as follows:

1. Transition Period.

(a) From the date of this Agreement through the Effective Date (the “Transition Period”), Executive shall continue to serve as Chief Executive Officer. On or before December 1, 2012, Executive shall submit a letter of resignation to the Board of Directors effective as of the Effective Date. Executive’s resignation will be deemed voluntary and in furtherance of an agreed upon plan of transition and succession that the Board of Directors has approved and the Company has announced publicly.

(b) During the Transition Period, Executive shall remain subject to the Company’s policies and standards of conduct, and the Company retains the right to terminate the Executive’s employment with or without Cause, as defined in the Special Retention Award Restricted Stock Unit Agreement dated March 4, 2010 (the “2010 RSU Agreement”).

2. Service on the Board of Directors. Nothing in this Agreement shall affect the Executive’s current term as a member of the Company’s Board of Directors and, for avoidance of doubt, Executive’s resignation hereunder shall not be considered a resignation from his membership on the Board of Directors. Following the Transition Period, if Executive continues to serve on the Board of Directors, he shall be considered for purposes of the Board’s director compensation policy an outside director commencing service on the day following the Effective Date.

3. Compensation and Benefits.

(a) Base Salary and Benefit Plans. Subject to Section 5, during the Transition Period, the Company agrees to continue to pay Executive his current base salary in regular installments in accordance with the Company’s normal payroll procedures, and to continue Executive’s participation in current benefit plans, according to the terms of such plans and programs as they may exist from time to time.

(b) Annual Bonus for 2012. Subject to Section 5 and provided Executive signs a document on December 31, 2012 extending the release in Section 10 to cover the period from the date of this Agreement through the Effective Date, Executive shall be paid his target annual bonus for 2012 in the amount of $1,950,000 (“Annual Bonus”) on the Effective Date.

4. Equity Awards. Provided Executive signs a document on December 31, 2012 extending the release in Section 10 to cover the period from the date of this Agreement through the Effective Date, equity awards issued by the Company to the Executive shall vest as follows:

(a) Subject to the forfeiture provisions of Section 6(d) below, grants of restricted stock shall be treated as follows:

(i) Restricted Stock Grant of July 9, 2009. Vesting of one-fourth of the shares shall be accelerated on the Effective Date and the award shall, thus, be fully vested on that date.

(ii) Restricted Stock Grant of September 9, 2009. Vesting of one-fourth of the shares shall be accelerated on the Effective Date and the award shall, thus, be fully vested on that date.

(iii) Restricted Stock Grant of September 8, 2011. Vesting of one-fourth of the shares shall be accelerated on the Effective Date and the award shall, thus, be fifty percent (50%) vested on that date and all remaining unvested shares shall be forfeited as of that date.

(iv) Restricted Stock Grant for 2012. During September 2012, Executive shall receive a restricted stock grant with a grant date value equal to $1,712,500, which shall be fully vested on the Effective Date.

(b) 2010 RSU Agreement. The grant of restricted stock units under the 2010 RSU Agreement shall vest in accordance with the terms of the 2010 RSU Agreement for a Retirement (as defined in the 2010 RSU Agreement). For the avoidance of doubt, the 2010 RSU Agreement restricted stock units shall be deemed 33/60th vested on the Effective Date, shall be converted to shares that will be delivered on March 4, 2015 and shall remain subject to (i) forfeiture for violation of Section 8 of the 2010 RSU Agreement and (ii) recoupment upon a financial restatement, all as set forth in Section 9 of the 2010 RSU Agreement.

(c) Executive’s Irrevocable Election to Sell-to-Cover Income Taxes. Executive hereby irrevocably elects to sell sufficient shares upon the accelerated vesting set forth in Section 4(a) above to pay the income taxes due and payable on such date as a result of such vesting, pursuant to the mechanism used in the past by the Company for handling sell-to-cover transactions by employee holders of its restricted shares. The Company acknowledges that Executive’s irrevocable election is being made during an open trading window and agrees to take steps necessary and appropriate to effectuate such election and to facilitate such sales and tax payments.

5. Separation from Service during the Transition Period.

(a) In the event of a Separation from Service during the Transition Period for any reason other than (i) by the Company for Cause or (ii) by Executive’s voluntary resignation without Good Reason (each as defined in the 2010 RSU Agreement), Executive shall be entitled to continue to receive his Base Salary through December 31, 2012 and shall remain entitled to his full-year 2012 target bonus (which shall be paid on the effective date of such Separation from Service), as well as any benefits which are then due to him under the Company’s benefit plans. The acceleration of vesting pursuant to Section 4 shall occur on the effective date of such Separation from Service.

(b) The Company shall have the right to separate Executive from service at any time for Cause (as defined in the 2010 RSU Agreement) during the Transition Period by giving Executive written notice of the effective date of termination (which effective date may, except as otherwise provided below, be the date of such notice). In the event of a Separation from Service by the Company for Cause, the Company shall have no further obligations hereunder from and after the effective date of separation and shall have all other rights and remedies available under this or any other agreement and at law or in equity, except that Executive shall remain entitled to any benefits which are then due to him under the Company’s benefit plans. If Executive does not consent to such a Separation from Service by the Company with Cause, Executive shall perform no further duties hereunder, but such Separation from Service shall not be considered immediately effective and Executive’s rights under this Agreement during the Transition Period shall continue until the existence of Cause has been determined by an independent arbitrator appointed by the American Arbitration Association and either party’s rights to petition a court of law for a decision in the matter have been exhausted. In connection with the appointment of an arbitrator, both parties agree to submit the question to final and binding arbitration in the County of Los Angeles, California by an appointee of the American Arbitration Association and to cooperate with the arbitrator. If the arbitrator determines that Executive’s termination was for Cause, then Executive’s termination shall be considered effective as of the date set forth in the notice of termination, and Executive shall repay to the Company all compensation received pursuant to this Agreement (including delivery of restricted stock) during the period commencing upon Executive’s termination and ending upon the arbitrator’s final determination. If the arbitrator determines that Executive’s termination was not for Cause, then such termination shall be considered without Cause, and shall be effective on the earlier of the date the arbitrator makes his or her determination or the Effective Date, and Section 5(a) shall apply.

(c) In the event of a Separation from Service during the Transition Period due to resignation by Executive during the Transition Period without Good Reason (as defined in the 2010 RSU Agreement), the Company shall have no further obligations hereunder from and after the effective date of such Separation from Service and shall have all other rights and remedies available under this or any other agreement and at law or in equity. Executive shall remain entitled to any benefits accrued by him prior to the date of termination under the Company’s benefit plans but shall receive no annual incentive bonus for 2012.

6. Non-Solicitation and Non-Interference. During the period commencing on the date of this Agreement and ending on March 4, 2015, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, company, business entity or other organization whatsoever, directly or indirectly without the prior express written permission of the Company:

(a) interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or any of its Affiliates and customers, clients, suppliers, partners, members or investors of the Company or its Affiliates; or

(b) solicit or encourage any employee of the Company or its Affiliates (and, for this purpose “employee” will include any real estate professional who is an independent contractor or QREA) to leave the employment of the Company or its Affiliates.

(c) It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 6 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(d) If Executive breaches Section 6(a) or (b), then Executive shall be obligated to return to the Company all restricted stock shares accelerated pursuant to Section 4(a) of this Agreement (or, at Executive’s election the cash value of such shares as of the time of payment or the time of Executive’s breach, whichever is greater, based on the most recent closing price for the shares as of such date).

(e) The restricted stock units vested under Section 4(b) of this Agreement shall be subject to forfeiture and/or recoupment in accordance with the terms and provisions of the 2010 RSU Agreement and nothing in this Section 6 shall be deemed to modify the terms of the 2010 RSU Agreement.

7. Confidential Information.

(a) Executive agrees that any and all confidential knowledge or information, including but not limited to customer lists, books, records, data, formulae, specifications, inventions, processes and methods, developments, and improvements, which has or have been or may be obtained or learned by Executive in the course of his employment with the Company, will be held confidential by Executive and that Executive will not disclose the same to any person outside of the Company either during his employment with the Company or after his employment with the Company has terminated.

(b) Executive agrees that upon termination of his employment with the Company, he will immediately surrender and turn over to the Company all customer lists, books, records, forms, specifications, formulae, data, and all papers and writings relating to the business of the Company and other property belonging to the Company, it being understood and agreed that the same are the sole property of the Company and the Executive will not make or retain any copies thereof.

(c) Executive agrees that all inventions, developments or improvements which he makes, conceives, invents, discovers or otherwise acquires during his employment with the Company in the scope of his responsibilities or otherwise shall become the sole property of the Company.

8. Injunctive Relief. Because Executive’s services are unique and because Executive has access to confidential information, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of Section 6 or 7 of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

9. Representations.

(a) Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject, and (ii) Executive is not a party to or bound by any employment agreement, consulting agreement, non-compete agreement, confidentiality agreement or similar agreement with any other person or entity, and (iii) Executive has been provided with the opportunity to have this Agreement reviewed by Executive’s legal counsel prior to its execution.

(b) The Company hereby represents and warrants to Executive that (i) this Agreement has been duly authorized by all necessary corporate action on the part of the Company; and (ii) the execution, delivery and performance of this Agreement by the Company does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Company is a party or any judgment, order or decree to which the Company is subject.

10. Release.

(a) Except for obligations under this Agreement, the 2010 RSU Agreement and the Indemnification Agreement described in Section 13(a) below, Executive, for Executive, Executive’s successors, administrators, heirs and assigns, hereby fully and generally releases, waives and forever discharges the Company and its stockholders, directors, officers, employees, agents and attorneys, whether past, present or future (the “Released Parties”), from any and all actions, suits, debts, demands, damages, claims, judgments, liabilities, benefits or other remedial relief of any nature, including, costs and attorneys’ fees, based on acts or occurrences prior to execution of this Agreement, whether known or unknown, including, without limitation, all claims arising out of Executive’s employment prior to and on the date of this Agreement with the Company, as the case may be, their respective subsidiaries and affiliates, their predecessors, successors, assigns, such as (by way of example only) any claim for compensation or other benefits apart from the benefits stated herein and which are provided to Executive under the Company Benefit Plans; material breach of contract; impairment of economic opportunity; any claim under common-law or equity; any tort; claims for reimbursements; claims for commissions; implied or express employment contracts and/or estoppel; or claims for employment discrimination under the Age Discrimination in Employment Act, as amended; Title VII of the Civil Rights Act of 1964, as amended, the Rehabilitation Act of 1973, as amended, the Americans with Disabilities Act of 1990, as amended, the Civil Rights Act of 1866 and 1991, as amended, the Employee Retirement Income Security Act of 1974, as amended, the California Fair and Employment and Housing Act, the California Labor Code, or any other state, federal or local law, statute, or regulation. Executive acknowledges and agrees that this release is an essential and material term of this Agreement and that, without such release, no agreement would have been reached by the parties and no benefits under this Agreement would have been paid. Executive understands and acknowledges the significance and consequences of this Agreement.

(b) Executive hereby expressly waives any and all rights or benefits conferred by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE and expressly consents that the release provided in this Agreement shall be given full force and effect according to each and all of its express terms and conditions, including those relating to unknown claims, demands and causes of actions, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified. Section 1542 provides:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Executive acknowledges that he may hereafter discover claims or facts in addition to or different from those which he now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this Agreement. Nevertheless, Executive hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts. Executive acknowledges that he understands the significance and consequence of such release and such specific waiver of SECTION 1542.

(c) ADEA Waiver. Executive expressly acknowledges and agrees that, by entering into this Agreement, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Agreement. Executive also expressly acknowledges and agrees that:

(i) In return for this Agreement, Executive will receive consideration, i.e., something of value, beyond that to which he was already entitled before entering into this Agreement;

(ii) Executive is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;

(iii) Executive acknowledges that he was given 21 days within which to consider this Agreement before signing it, although Executive may sign it sooner if he so desires; and

(iv) Executive acknowledges and understands that he has 7 days following his execution of this Agreement in which to revoke it in writing by delivering written revocation to the Company’s General Counsel.

11. Cooperation. Executive agrees not to encourage or assist in any litigation against the Company or any Released Parties or provide testimony in any matter in which the Company or any Released Party has an interest unless he is required by law. Executive agrees to cooperate fully with any Released Party in connection with any pending or future litigation or investigatory matter (including but not limited to any Company investigation into Compliance or other policy violations) in which and to the extent the Company reasonably deems his cooperation to be necessary. Executive acknowledges and agrees that such cooperation may include, but shall in no way be limited to, Executive being available for an interview with any of the Released Parties, or any attorney or agent retained by any of the Released Parties, providing to any of the Released Parties any documents in his possession or under his control relating to the litigation or investigatory matter, and providing truthful sworn statements in connection with the litigation or investigatory matter. Executive also agrees, upon request by the Company, to provide information to the Company that he learned during the course of his employment relationship with the Company. If Executive is served with process concerning any matter in which the Company or any Released Party has an interest, he agrees to immediately notify the Company. The Company will reimburse Executive for reasonable travel expenses in accordance with the travel policies then in effect. This reimbursement is for Executive’s convenience. The Company confirms its expectation that Executive will provide truthful information in accordance with this paragraph.

12. Non-disparagement. Executive will not make any statement that is disparaging to the Company, or to any Released Party, and will not make any statement that is calculated to, or which foreseeably will, disrupt, disparage, damage, impair or otherwise interfere with the business or reputation of the Company or any Released Party. Notwithstanding the foregoing, it shall not be a breach of this provision for Executive to make truthful statements in any court, administrative or other governmental proceeding, pursuant to a validly issued subpoena or as required by law. No member of the Company’s Board or any executive officer of the Company will make any statement that is disparaging to Executive, nor make any statement that is calculated to, or which foreseeably will, disrupt, disparage, damage, impair or otherwise interfere with the reputation of Executive. Notwithstanding the foregoing, it shall not be a breach of this provision for such persons to make truthful statements in any court, administrative or other governmental proceeding, pursuant to a validly issued subpoena or as required by law.

13. Miscellaneous. This Agreement shall also be subject to the following miscellaneous considerations:

(a) The Company’s obligations under the Indemnification Agreement between it and the Executive, dated June 2, 2010 shall survive this Agreement and its termination.

(b) In any action at law or in equity to enforce any of the provisions or rights under this Agreement, the unsuccessful party in such action, as determined by the Court in a final judgment or decree, shall pay the successful party or parties all costs, expenses and reasonable attorneys’ fees incurred therein by such party or parties (including without limitation such costs, expenses and fees on any appeals), and if such successful party or parties shall recover judgment in any such action or proceeding, such costs, expenses, and attorneys’ fees shall be included as part of such judgment. Notwithstanding the foregoing provision, in no event shall the successful party or parties be entitled to recover an amount from the unsuccessful party or parties for costs, expenses and attorneys’ fees that exceeds the costs, expenses and attorneys’ fees of the unsuccessful party or parties in connection with the action or proceeding.

(c) Either party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

(d) It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(e) This Agreement contains a complete statement of all the arrangements between the parties with respect to Executives employment by the Company, this Agreement supersedes all prior and existing negotiations and agreements between them concerning Executive’s employment, except as expressly addressed herein, and this Agreement can only be changed or modified pursuant to a written instrument executed by each of the parties hereto.

(f) The parties intend this Agreement to meet the requirements of Section 409A of the Internal Revenue Code and the regulations and other guidance thereunder. This Agreement shall be construed in accordance therewith.

(g) All compensation payable hereunder shall be subject to such withholding taxes as may be required by law. Executive understands and agrees that the Company is providing no tax or legal advice, and makes no representations regarding tax obligations or consequences, if any, related to any part of this Agreement. Executive further agrees that he will assume any such tax obligations or consequences that may arise from this Agreement, and he shall not seek any indemnification from the Company in this regard. Executive further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, levies, assessments, executions, judgments, penalties, taxes, attorneys’ fees or recoveries by any governmental entity against the Company for any failure by Executive to pay taxes due and owing, if any, as a result of any consideration received under this Agreement.

(h) This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. The Company will require any successor, whether direct or indirect, by purchase, merger, consolidation or otherwise, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Except as expressly provided herein, Executive may not sell, transfer, assign, or pledge any of his rights or interests pursuant to this Agreement.

(i) This Agreement shall be governed by and construed in accordance with the laws of the State of California, except to the extent governed by federal law.

(j) Any notice or other communication required or permitted to be given hereunder shall be deemed properly given if personally delivered or deposited in the United States mail, registered or certified and postage prepaid, addressed to the Company at 11150 Santa Monica Boulevard, Los Angeles, California 90025, Attention: General Counsel, or to Executive at                                      or at such other addresses as may from time to time be designated in writing by the respective parties.

(k) This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same agreement, binding on all of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have read, understood, and voluntarily executed this Agreement as of the day and year first above written.

CBRE GROUP, INC.
CBRE, INC.

By:	/s/ LAURENCE H. MIDLER
Laurence H. Midler
Its:	Executive Vice President & General Counsel

By:	/s/ BRETT WHITE
BRETT WHITE